Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 10, 2004

BUCA, INC. ANNOUNCES MANAGEMENT CHANGE

MINNEAPOLIS – May 10 – BUCA, Inc. (Nasdaq: BUCA) announced today that the company’s board of directors has accepted the resignation of Chairman and Chief Executive Officer Joe Micatrotto effective immediately.

The board has initiated a national search for a chief executive officer.

Pete Mihajlov, BUCA co-founder and board member, has been named executive chairman and chief executive officer and will serve in that capacity until the search for a permanent successor is completed.

“The board and Joe are in agreement that it’s time for a management change,” said Mihajlov. “Looking forward, we remain focused on implementing our strategies to increase same-store sales and to improve our appeal to a broader range of guests. We have a strong, experienced management team and a great family of employees who are committed to those goals.”

Mihajlov, 64, co-founded BUCA in 1993 and has served as a director since 1993. He is also a principal of Parasole Restaurant Holdings, Inc., which he co-founded in 1986. Mihajlov has been in the restaurant industry since 1977, when he co-founded the first of several privately held restaurant companies, which later merged to form Parasole. Prior to that, Mihajlov served in a variety of marketing and business management positions within The Pillsbury Company over the course of 17 years culminating in his tenure as Vice President of Marketing for the company’s Refrigerated Foods Division. Mihajlov has been for six years a director of the National Restaurant Association.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 105 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual developments will be those anticipated by BUCA, Inc. Actual results could differ materially from those projected as a result of a number of factors, some of which BUCA, Inc. cannot predict or control. For a discussion of some of these factors, please see the company’s documents on file with the Securities and Exchange Commission.

Note to Editors: A photo of BUCA Executive Chairman and CEO Pete Mihajlov is available on request.

For additional information, please contact Jon Austin at (612) 573-3157 or (612) 839-5172.